Exhibit 10.8

Operation and Maintenance Agreement

Between

Abengoa Solar España, S.A.

and

Solaben Electricidad Dos, S.A.

Table of contents:

Part A. General	4

Part B. Description of Services	9

Part C. Availability Guarantee	17

Part D. Other Operator’s Obligations	19

Part E. Duration	20

Part F. Price and Form of Payment	21

Part G. Client Duties	24

Part H. Common Terms	26

Part I. Termination Events	29

I

By and between

Mr. Eduard Solar Babot, as party of the first part, with DNI 52.461.763-M, for and on behalf of “Solaben Electricidad Dos, S.A.” (hereinafter referred to as the Client), company registered in the Trading Registry of Badajoz, volume 474, of the General Section of the Registry Book, Sheet 63, Page number BA-21,546 and Tax ID Card No. A-91/608760., and registered office in Mérida (Badajoz), Paseo de los Rosales nº 7, dully empowered by virtue of the resolutions of the Board of Directors dated on 16th December 2010.

and

Mr. D. Pedro José Robles Sánchez, as party of the second part, for and on behalf of “Abengoa Solar España, S.A.” (hereinafter referred to as Operator), with registered office and legal address in Seville, Avda. de la Buhaira, nº 2, company registered in the Trading Registry of Seville, sheet SE-47.290, folio 207, Company Volume 3.411 and with C.I.F. number A-91/185314, by virtue of deed dated 28 July 2008, made before Mr José Ruiz Granados, Notary of Seville, with notary record number 4265, which empowers him to sign this Agreement.

Hereinafter the term “Party” will mean the Client and Operator individually, and the term “Parties” will mean the Client and Operator, jointly.

The Parties do hereby acknowledge one another’s legal capacity for the signing of this Agreement, and for such purpose

II

Declare

(A)	That Client is going to acquire the Facility, for its operation for an indefinite term with the purpose of generating electrical energy, by entering into the EPC Contract,

(B)	That the Operator is a corporation duly organised and existing under the Spanish laws and that, among other activities, carries out the operation and maintenance of Facility,

(C)	That the EPC Contract includes Guaranteed Average Net Energy during the Guaranteed Energy Production Period. For the purpose of this guarantee, the operation and maintenance of the Facility will be carried out under the control and responsibility of the Operator,

(D)	That Client is desirous of contracting operation and maintenance of the Facility to Operator until twenty (20) years from the Practical Completion pursuant to Part E hereof,

(E)	That the Operator has expressed its willingness and ability to execute its scope of services to the satisfaction of the Client and

(F)	That the Operator has declared that it has enough technical capacity and the necessary human and material resources to implement the services and obligations on terms and conditions hereinafter set forth.

Therefore, in consideration of the premises stated above and having the Parties reached a full agreement about the conditions of the service performance, they make this agreement as follows:

III

Covenants

Part A. General

1. Definitions

Acceptance Tests

means those construction ending tests that certifies the proper construction of the Facility which should occur prior to Practical Completion in the presence of the Technical Advisor, the Client or its representative and the Operator. It is one of the prerequisites for the Practical Completion.

Agreement Price

means the amount that should be paid by the Client to the Operator during each annual period as consideration for all services referred to in the Operation and Maintenance Agreement

Annual Referenced Net Production of the Facility

means 91,002 MWh.

Basic Maintenance Program

means an overview of the maintenance program of the main components of the Facility.

Breakdown

means an unexpected failure or malfunction of all or part of the Facility, regardless of the reasons which cause it.

Business Day

means any day of the week excluding Sundays and public holidays specified as such in the official calendar of Madrid or in the official calendar of Seville

Client

means Solaben Electricidad Dos S.A. as the party to the Operation and Maintenance Agreement between the Solaben Electricidad Dos, S.A. and Abengoa Solar España S.A.

EPC Contract

means a turnkey type construction contract executed between the between Solaben Electricidad Dos S.A. and Counter Parties for Solaben Dos dated December 16th, 2010 for the design, procurement of equipment and materials and construction, commissioning and performance testing of the Facility (“EPC Contract for Solaben Dos”),

EPC Contractor

means “Abener Energía S.A.y Teyma; Gestión de Contratos de Construcción e Ingeniería S.A. Solaben 2, Unión Temporal de Empresas, Ley 18/1982” formed by Abener Energía S.A. and Teyma; Gestión de Contratos de Construcción e Ingeniería S.A.,. which, pursuant to the EPC Contract, performs the design and construction of the Facility.

Excess Production Programme or Excess Forecast

means the hourly estimates of net energy generation for the next day which is used to send bids to the Market.

Facility

means the 50 MW thermoelectric solar plant, located in the Site, and its own facilities necessary to connect to Service Infrastructures of third parties (collector substation “Mesa de la Copa”, water collection infrastructures, reservoirs and shared wastewater manhole).

Financial Institutions or Financing Entities

mean the financial institutions providing the Senior Loans under the Senior Loan Agreement.

Finance / Financing Agreement

means the Senior Loan Agreement.

Force Majeure Event or, Chance or Act of Nature

means any event that is reasonably outside of the control any Party or was unpredictable and the consequences thereof cannot be avoided through the exercise of due diligence by the Party in question. The definition of Force Majeure existing under Spanish law, pursuant to the provisions of Article 1105 of the Spanish Civil Code, shall apply.

Daily Market

means the main session of the Iberian electric market called “Mercado Diario” in Spanish and manage by OMEL (the Market Operator). Currently, this market closes the session at 10:00 (GMT +1:00) of the previous day.

General Consumer Price Index or CPI

means a measure estimating the average price of consumer goods and services purchased by households in Spain. This index is published in the Spanish National Statistics Institute, web page www.ine.es/en/welcome_en.htm and referred there as CPI.

General Operation Procedure

Means the general instructions handled by EPC Contractor to Client and from the latter to Operator, which describes how to operate the Facility safety, according to the Operation and Maintenance Manuals.

Guaranteed Average Net Energy

means the EPC Contractor’s guarantee of net energy to the Client under the Article 7.3 of the EPC Contract.

Guaranteed Energy Production Period

Means the three (3) years period for which the EPC Contractor guarantees net energy to the Client under the EPC Contract.

Infrastructure Lease Connection Agreement

Means the agreement that regulates the terms and conditions between the Client and Evacuación Valdecaballeros S.L., based on which the Client can make use of the Substation 220/400 kV called Mesa de la Copa and 400 kV interconnection line from the boundary point of the plants to the Valdeballeros substation.

Initial Basic Spares

Spare parts, consumables and any fungible materials according to the Initial Basic Spares List.

Initial Basic Spares List

List of Spare parts, consumables and any fungible materials that have been procured by Operator prior Practical Completion,

Intra-daily Market

means the six sessions of the Iberian electric market called “Mercado Intradiario” in Spanish and manage by OMEL (the Market Operator). In these sessions the market gets adjusted by unforeseen production that was not sold in the Daily Market, or in previous sessions. The session closure times, which the Client should bid, are currently:

Intraday 1:	17.45 hours (GMT +1:00)

Intraday 2:	21.45 hours (GMT +1:00)

Intraday 5:	08.45 hours (GMT +1:00)

Intraday 6:	12.45 hours (GMT +1:00)

Maintenance Plan

means the schedule or sequence of the maintenance operations made by the Operator and pursuant to the operation and maintenance manuals of the equipment and the basic maintenance program included in the Appendix I to the Operation and Maintenance Agreement.

Market

means the Spanish Market of Electrical Energy Generation governed, among others, by the operation rules of the market (Reglas de Funcionamiento del Mercado) approved by the Market Operator.

Market Operator

means Operador del Mercado Ibérico de Energía Polo Español, S.A. (OMEL).

Minimum Stock

means the minimum quantity of spares that shall be located inside the warehouse of the Facility according to Initial Basic Spares List.

Net Energy

means the gross electric energy generated by the Facility less self consumptions at the on-line functioning mode in kWh. The measurement equipment/s used will be located at the Mesa de la Copa substation.

OMEL

means OPERADOR DEL MERCADO IBÉRICO DE ENERGÍA - POLO ESPAÑOL, S.A. who currently regulates the Spanish electricity market.

Operator

means Abengoa Solar España S.A. in the capacity of operator of the Facility under the Operation and Maintenance Agreement entered into by it and Solaben Electricidad Dos S.A.

Operation and Maintenance Agreement or Agreement

means the agreement for the operation and maintenance of the Facility executed between Abengoa Solar España S.A. and Solaben Electricidad Dos S.A, which governs the operation and maintenance of the Facility.

Operation and Maintenance Manual

means the collection of manuals from each equipment, handle by the manufacturer to the EPC Contractor to Client, and from the latter to the Operator, which describes how to use those equipments.

Operation and Maintenance Procedures

means the procedures established by the Operator that, according to the Operation and Maintenance Manual and the General Operation Procedure, handled by the EPC Contractor to Client and from the latter to Operator, and Basic Maintenance Program, handled by Operator, which describes the procedures to operate and maintain the Facility.

Parabolic Cylinder Collector Field

means the equipment and installations, located in the solar field, used for the collection and transfer of solar energy from the outlet flange to the inlet flange for the oil piping of the steam generator via the parabolic trough collectors, including the oil circulation system among others.

Power Block

means the equipment and installations used in the steam and water cycle, and the electric generator, including the turbine, the steam generator, and cooling system among others.

Practical Completion

means the date determined pursuant to the provisions of section 6.3 of the EPC Contract and established by the subscription of the Practical Completion Certificate.

RAIPRE

means Registry of Special Regime Energy Producer (Registro de Instalaciones de Producción de Energía Eléctrica acogidas al Régimen Especial)

Representative

means the authorised entities to act directly in the electric power market as sellers of electricity, in the name of energy producers.

Risk of Loss

means loss of or damage to property due to any reasons whatsoever.

SCADA

means the Supervisory Control And Data Acquisition system which shall be installed in the Facility.

Senior Loan

means the loan granted pursuant to the Senior Loan Agreement

Senior Loan Agreement

means senior loan agreement between Owner in the capacity of borrower and Financial Institutions in the capacity of lender for the Project to finance the construction, commissioning, and operation of the Facility

Service Infrastructures

means every infrastructure of other entities needed for the proper use of the Facility, consisting of, among others, the collector substation “Mesa de la Copa”, property of Evacuación Valdecaballeros, S.L.,; water collection infrastructures, reservoirs and shared wastewater manhole, property of Solaben Electricidad Uno, S.A., Solaben Electricidad Dos, S.A., Solaben Electricidad Tres, S.A., and Solaben Electricidad Seis, S.A.

Services

means every service included in Operator’s scope of services according to clause B.1 of the Operation and Maintenance Agreement

Site

means the parcel of land denominated “La Copa” and “El Rincón”, which is comprised of the registral plots numbered 10.706 and 10.798, respectively, located at Logrosán (Extremadura), on which the Facility shall be constructed.

Solar Plant

means a 50MW thermoelectric solar plant to be located in Logrosán (“Solaben Dos”), which will be designed and constructed under the EPC Contract for Solaben Dos

Spares or Spare Parts

means spare parts, consumables and any fungible materials that will be procured by Operator under the Operation and Maintenance Agreement.

Subcontractor

means a supplier or subcontractor of any tier, which may deal with and contract by the Operator, for the partial performance of the Services referred to in the Operation and Maintenance Agreement, as the case may be.

System Operator

means Red Eléctrica de España, S.A (“REE”).

Technical Advisor

means an independent technical advisor employed by the Financial Institutions for supervision of the performance of the Works including, among others, review and approval of design, construction, testing, commissioning and Acceptance Tests.

Theoretical Model

means the model developed by the EPC Contractor for calculation of theoretical energy values in relation to Part C.

Unless expressly provided otherwise or where the context otherwise requires, the terms with capitalized initials have the meanings ascribed to them above, which forms an integral part of this Agreement.

1.	In this Agreement unless the context requires another meaning, a reference:

(a)	To any document (including this Agreement) is to that document as varied, amended, novated, ratified or replaced from time to time.

(b)	To Client or Operator includes its successors and permitted assigns, including any person taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee.

(c)	To the singular possibly includes the plural and vice versa, and to a gender possibly includes all genders.

(d)	To a Clause is to a clause of this Agreement, to Appendix is to an appendix to this Agreement.

2.	The headings of paragraphs in this Agreement are for descriptive purposes only and shall not control, alter, or otherwise affect the meaning, scope or intent of any provisions of this Agreement.

3.	The provisions (A) to (F) of the preamble shall form an integral part of this Agreement.

The Appendices shown below shall form an integral part of this Agreement.

Appendix I: Basic Maintenance Program

If there is conflict between the body of the Agreement and the Appendices, the body of the Agreement shall prevail.

Wherever in this Agreement a provision is made for the giving of notice, consent or approval by any person, such notice, consent or approval shall be in writing and the word “notify” shall be construed accordingly.

2. Subject of the Agreement

1.	The Operator shall perform, provide and supply all works, services, equipment and materials set forth in this Agreement and perform all other obligations required by the terms and conditions of the Agreement and shall be responsible for doing and providing all things of whatsoever nature or description which have not been specifically included in its scope of services but could reasonably be inferred from current standard applications of the market, except for those things which the Client expressly undertakes in this Agreement to do or provide.

2.	Upon the Practical Completion, the control of the Facility passes from the EPC Contractor to the Client and at the same time passes from the Client to the Operator. All installations, equipments, works and means (except the Spares, which are provided by the Operator) are property of the Client except from part of the land where the Client has a right to use during 30 years and public access roads.

Part B. Description of Services

1. Scope of Services

With respect to the Facility, the following, but not limited to, are Operator’s scope of services which are more specifically described in the subsequent clauses (the “Services”). An overview of the maintenance program of the main components of the Facility is also described in Appendix I – Basic Maintenance Program.

The Operator has provided to the Client, who knows and accept it, the Basic Maintenance Program, which is included in the Appendix I of the Operation and Maintenance Agreement.

–	Initial Basic Spares Control Services

–	Spares Control Services

–	Services prior to Practical Completion

–	Routine operation and maintenance

–	Customer report services

–	Production Forecast Remittance Services to the Client

–	Preventive Maintenance, consisting of Preventive or Planned Maintenance

–	Corrective Maintenance, consisting of Corrective or Non-Planned Maintenance

–	General Services of the Facility

–	DCS Supervision and Control

–	Management of wastes

The Services will be carried out by the Work Teams, defined after the Clauses used for the description of each of the above tasks. All the costs and expenses for the scope of the Services shall be borne by Operator, unless otherwise stipulated in this Agreement.

2. Initial Basic Spares Control Services

Operator shall elaborate an Initial Basic Spare list recommended for realization of the Services described in this Agreement. This list will be approved by the Client with the verification of the Technical Advisor of the Financing Entities and will be agreed one year prior to the scheduled Practical Completion of the Plant. Operator has the responsibility of purchasing and storing those spares, included in the Initial Basic Spare list, in the Facility prior to Practical Completion.

Six months prior to Practical Completion and without cost to the Operator, the Client shall allow the Operator to access the Site, which shall have designated a proper area for the temporary storage of the total spares mentioned in the Initial Basic Spare list.

Upon the Practical Completion, the Operator shall have stored all the Initial Basic Spares in the warehouse provided by the Client two months before Practical Completion. It is the Client responsibility to have included in the scope of the EPC Contractor the erection of a warehouse for the Spares that fulfils the specifications for the proper storage, including, among others, the dimensions, the temperature and the humidity. For the avoidance of doubt, the warehouse will be provided by Client to Operator without any cost for the latter.

The management and purchase of the spares mentioned in the Intial Basic Spares List is under the scope of the Operator.

As to the Initial Basic Spares, the Operator shall be responsible for their quality and quantity, which, for the avoidance of doubt, shall fulfil the Initial Basic Spare List specifications.

These Initial Basic Spares shall fulfil, at least, the quality specifications that the EPC Contractor installs in the Facility according to the Annex A of the EPC Contract which shall be delivered by the Client to the Operator for understanding. The Operator should acknowledge receipt and understanding.

3. Spares Control Services

Without prejudice to the clause above, Operator will be in charge of preparing the specifications, managing and purchasing all Spares necessary for the realization of the Services under the Agreement.

It shall be the responsibility of the Operator to order all required materials and spare parts, manage the relationships with the vendors thereof, manage administrative matters, make payment for materials, manage all matters with shippers, make claims for damages and losses during transportation, and pay for shipping.

The Operator shall be in charge of organizing the transportation of all materials supplied, including loading and off-loading. The Operator shall receive the materials and shall confirm whether they have been damaged during transportation and shall arrange facilities for the storage and protection thereof. The Operator shall maintain all files necessary to demonstrate that the materials have been received at the Site and shall make such files available to the Client upon request.

Within the warehouse designated for the Spares it shall always be at least the Minimum Stock described in Initial Basic Spares List, in order to assure the total availability of the Spares during the Duration of the Agreement. As to the Spares, the Operator shall be responsible for their quality and quantity.

The Operator shall purchase, stock, control, deliver and use the Spares without extra cost.

4. Services prior to Practical Completion

Six months before Practical Completion, the Operator shall have the option to start receiving on-site training from the EPC Contractor. The training relates to the following at the theoretical class room training and familiarization of operation and maintenance by attending at the Site while commissioning is in progress.

(a)	Configuration of installed system.

(b)	Operations.

(c)	Maintenance.

(d)	Storage of the Initial Basic Spares.

The Client shall, upon receipt, send to the Operator Operation and Maintenance Manual and the General Operation Procedure drawn up by the EPC Contractor after receipt them from the EPC Contractor, at least two months before the expected Practical Completion. The Operator shall inspect and familiarize itself with these documents and send its written comments and recommendations before Practical Completion. The comments and recommendations made by the Operator and agreed by the Client shall be incorporated into Operation & Maintenance Procedures and the Maintenance Plan which are prepared and finalized by Operator.

5. Routine Operation and Maintenance

Routine operation and maintenance contemplated in this Clause means the follow-up and on-going surveillance of the Facility carried out by the Operator, which will be defined by the Operator in the operation and maintenance procedure pursuant to the Operation and Maintenance Manuals.

The Operator shall nominate:

–	Plant manager.

–	Conventional and solar field operators.

–	Mechanic, electric and instrumentation maintainers.

–	Conventional and solar field assistants.

The number of these personnel and qualification, right level of experience or skills to make each of the works, will be established by the Operator under his entire liability, and it may vary depending on the experience accumulated during the operation and means to carry it out provided that the quality of the performance shall not be diminished.

Routine Operation and Maintenance services include, among others:

–	Maintenance of the plot of land occupied by the Facility and accesses, including grubbing weeds and maintenance of the plot, ditches, drainages and storm drain facility.

–	Daily inspection and repair including provision of consumables.

–	Measurement of emission, noise, effluent water quality, etc, required by regulations.

–	Cleaning of the Facility.

–	Management of the water supply and waste management.

–	Control of the Spare Parts.

–	HSE (Health, Safety and Environment) activities.

–	Analysis of oil, water, natural gas.

–	Facility entrance security service (protection against intruders, alarms, break-ins, etc.) during 365 days a year. For the avoidance of doubt, the contract with the external 24/7 security service company will be within the scope of the Client.

–	Prepare specifications, manage and buy all Operational Spares necessary for the proper operation and maintenance of the Facility.

The Operator will provide all necessary tools for the proper operation and maintenance of equipment and systems in a reliable and safe way unless otherwise provided by the Client and established in this Agreement.

6. Customer Report Services

The Operator shall keep the Client in a timely and regular manner informed about the actions and in-actions, in particular:

•	Monthly, before the tenth (10th) Business Days of the month following invoicing:

i)	The Operator informs the Client of:

•	The liquefied natural gas stock in the tank, expressed at kWh.

•	Power production (gross, net), off-line use of power.

•	Plant efficiency.

•	Availability.HSE (Health, Safety and Environment)

•	In case the liquefied natural gas is channelled, a control of the consumption will be measured in the regulation and measurement station.

ii)	The Operator delivers to the Client:

•	The daily production report of the Facility.

•	Hourly-daily breakdown production of the last invoice.

•	Calculation of the hourly-daily reactive power in excel format.

•	Calculation of the power acquired in excel format.

•	Quarterly, the Operator delivers to the Client:

•	The cumulated energy production.

•	Natural gas consumption.

•	Relevant non corrective maintenance actions done.

•	Relevant corrective maintenance actions done.

•	HSE Record.

•	Production adjustment and forecasting.

•	Semesterly the Operator informs the Client of the HTF (Heat Transfer Fluid, the oil) quality.

•	Long Term Maintenance Plan.

The Operator shall submit to Client, for information purpose only, a five (5) year maintenance plan one month before the Practical Completion and every five (5) anniversary thereafter.

•	Yearly Maintenance Plan.

The Operator shall submit to Client, for information purpose only, a Yearly Maintenance Plan (from January 1st to December 31st) on or before 30 September of every year. On the first year of operation, a first version of the Yearly Maintenance Plan should be submitted one month before Practical Completion, provided that the Customer has delivered all the documentation required for implementation. The Operator shall keep current standard applications of the market for operation and maintenance, obligations under this Agreement and comply with applicable laws and regulations.

7. Production Forecast Remittance Services to the Client

The Operator will forecast the excess electrical power of the Facility that could be issued as bids to OMEL, pursuant to a strategy formulated by the Client and communicated to the Operator (“Excess Production Programme” or “Excess Forecast”).

The Client will be responsible for delivering all selling bids to OMEL, in accordance with the forecasts made by the Operator, following the established rules and regulations for participation in the Market. The Client will be able to deliver the selling bids by itself or through a Representative. The total economic consequences derived from such bids will be to the account of the Client. Thus the Operator shall not be liable for any damage, loss or liability arising from the participation in the Market by the Facility, except where such damage, loss or liability is caused by the untimely communication to the Client of the Excess Forecast for reasons exclusively attributable to the Operator, or to negligence or wilful misconduct of the Operator in preparing the Excess Forecast.

In order to allow the Client to deliver its bid, the Operator shall report its Excess Forecast at least one hour before the closure of the Daily or Intra-daily Market session applicable at each moment. Similarly, the Operator must communicate to the Client any expected variations related to the Excess Forecast at least one hour before the closure of the Intra-daily Market Sessions in each moment. The session closure times are currently the following ones:

Daily:	10.00 hours (GMT +1:00)
Intra-daily 1st:	17.45 hours (GMT +1:00)
Intra-daily 2nd:	21.45 hours (GMT +1:00)
Intra-daily 5th:	08.45 hours (GMT +1:00)
Intra-daily 6th:	12.45 hours (GMT +1:00)

8. Preventive and Corrective Maintenance

The Operator acknowledges that the continuous operation of the Facility is essential, especially during day hours therefore the work of repairs, maintenance, rebuild and tests must be planned in a such a way that interruptions to the Facility operation are kept to a minimum and as a consequence he will apply a higher standard of diligence to perform during night hours to the extent possible in order to minimize interruptions and maximize production. The Operator will provide all materials, tools, staff and labour requirements, as well as its staff expenses, etc. in order to carry out the tasks, except otherwise agreed in this Agreement.

1. Preventive or Planned Maintenance

The Preventive or Planned Maintenance of the Facility will be comprised of regular visits to all the equipment composing the Facility, replacement of fungible materials and correction of those systems whose failure or deterioration is statistically foreseeable with materials, tools, supervisor and labour, pursuant to the provisions of Operation and Maintenance Manuals and Operation and Maintenance Procedures of the equipment installed at the Facility. The following tasks, but not limited to, will be carried out:

•	Cleaning the mirrors in the parabolic cylinder collector field with osmotized water, including maintenance of the cleaning vehicle(s). Cleaning machines, as well as the rest of special tools or machines described in Annex A to the EPC Contract, will be provided by the EPC Contractor before the Practical Completion.

•	Periodic revisions of a meaningful sample of collectors by means of techniques of Photogrammetry.

•	Maintenance of the instrumentation and control system (Level I, II and III).

•	Maintenance of drive systems by visual inspection and orientation as well as the replacement and inspection of oil levels every six (6) months.

•	Maintenance of the mirrors and collectors.

•	Maintenance of mirror and collector components and others (fuses of field connection boxes, etc.).

•	Maintenance of the receiver tubes.

•	Maintenance of the steam generator and its auxiliary equipment.

•	Maintenance of the steam turbine and its auxiliary equipment (including those to have an appropriate subcontractor as needed to maintain the steam turbine pursuant to long term maintenance agreement to be concluded).

•	Maintenance of connection facilities to third party reservoir.

•	Maintenance of the water treatment plant.

•	Maintenance of the effluent treatment and drainage system and connection facilities to shared wastewater manhole.

•	Maintenance and measurement required by the regulation for the Facility.

•	Maintenance of medium voltage facility.

•	Planned maintenance of substation and high voltage electrical line to the collector substation “Mesa de la Copa”.

2. Corrective or Non-Planned Maintenance

In case of failure or Breakdown in the Facility, the Operator will apply a higher standard of diligence and all what technically were possible to correct the Breakdown or change the faulty parts in the same location in order to make it work properly. Whenever this is not possible or it results extremely burdensome, the Operator will be able to fix it outside the location at the Operator’s account.

The maintenance team of the Operator will proceed to the replacement of the broken-down subset by other subset new or rebuilt with equivalent quality. All components or parts removed from the Facility and replaced will become exclusive property of the Operator.

If it is not possible to carry out the repair by said procedure, it will be required the presence of a specialized personnel. If the detected malfunction has provoked the stoppage of the Facility, the specialized personnel will come on site within forty-eight (48) hours following the notice. If the breakdown does not cause the stoppage of the Facility, it will be possible to delay, under responsibility of the Operator, the visit to the Facility of the specialized personnel until the next visit for Preventive or Planned Maintenance.

Without prejudice to Spanish civil code, the Risk of Loss shall be borne by the Client. The Operator shall however bear all costs and expenses resulting from repairs and non-planned corrective maintenance arising out of any reason, except Force Majeure and Chance of or Act of Nature, up to the limit of the deductibles of the insurance policies hired by the Client. The Operator shall properly support the Client in preparing insurance claim documentation.

9. General Services of the Facility

Operator is committed to implement those activities detailed below, with the contribution of all necessary human and material resources:

–	Technical coordination between the Facility and the other facilities called Solaben 1, Solaben 2 and Solaben 6.

–	Technical coordination between the Facility and Service Infrastructures owners.

–	Obtaining man-power for the Services.

–	Follow-up of yields and analysis of energy production data.

–	Weather forecasting

–	Surveillance of natural gas consumptions in order to assure that they are carried out pursuant to the applicable legislation.

–	Analysis and control of the Client exploitation expenses.

–	Management of purchase orders for the Facility.

–	Support the Client in the processes of the insurance claim and assistance to surveyor under any insurance Client will procure under Part F.

–	Operation and maintenance expense supervision.

10. DCS Supervision and Control

The Operator carries out evaluation and supervision tasks of the different control hierarchies composing the system. With the daily operation and exploitation information, it proposes improvements for the Facility.

Among other things, it has the obligation of supervising the integration of subsystems grouped in the DCS:

–	Communications between logic levels, report of parameters, graphic display in SCADA, etc.

–	Evolution of the global system and improvement of the different subsystems, in order to facilitate operation tasks.

–	Detection and report of the software incidents to the control system supplier (or the sub-contractor in charge), with the aim of guaranteeing that the system daily works in a proper way.

At the same time it develops control strategies depending on exploitation needs, as well as the instrumentation supervision related to the solar field.

They also include the adaptation and improvement of the vision systems linked to the Facility:

–	Hardware (sensors, cameras and optical) and software.

–	Reports of results and yields for the diverse field control and instrumentation systems.

11. Management of wastes

The Client shall contract at its expense a waste treatment agent in order to realize the waste treatment services, including but not limited to, to clear the disposal area and elimination of those wastes discharged from the Facility.

The Operator shall carry out the relationship with the waste treatment agent. The Operator shall collect the waste and take it into the disposal area located in the Facility.

All costs raised from the production and elimination of wastes will be paid by the Client.

Work teams

The Services will be carried out by the following work teams:

1)	Commercial Management of the Facility.

The team of commercial management develops, among other things, surveillance actions of the Facility commercial management in a general way, with focus on the analysis of incomes and the operational expenses of the Client. Within this context, this team becomes a liaison with entities related to the electricity and fuel (LNG) purchase (vendor companies) It also carries out the O&M expense supervision, as well as other consumables and fungible materials purchases.

2)	Operation and Maintenance.

This work team will carry out specific operation and maintenance tasks described in this Agreement.

3)	Yield Analysis, Estimates of Generation and Operation at the Market.

This team carries out the Plant production analysis, relating the real production with the expected production pursuant to the theoretical production models. Besides, it carries out estimates of radiation based on weather forecasting data, which feed the production theoretical model in order to calculate the hourly energy to be exported the following day. This last information is used to forward bids to the electrical market (OMEL), delivered to the Client according to Clause 7.

4)	DCS Supervision and Control Team.

This team carries out evaluation and supervision tasks of the different control hierarchies composing the system.

Part C. Availability Guarantee

Before starting the Energy Production Guarantee Period, the contractor EPC will deliver a Theoretical Production Model which will have the following hourly input data:

•	Meteorological conditions: Direct normal radiation, ambient temperature, relative humidity and wind speed.

•	Number of collectors in service/operative.

•	Number of collectors in solar tracking, both total and partial.

Note that the hourly data to be entered into the model will be the average values of measurements taken at least every ten (10) minutes. The output data from this Theoretical Model will be the variables necessary to determine the availabilities of both the Field of Parabolic Cylinder Collectors and the Power Block. Both availabilities will be calculated as indicated in the following sections:

(a) The availability of the Field of Parabolic Cylinder Collectors will be calculated in accordance with the following methodology:

Whenever the hourly direct normal radiation exceeds a given threshold, the value of Collectors in service will be recorded. The average of these values weighted with the modified direct radiation will correspond to the value of availability of the Field of Collectors.

The threshold of direct normal radiation will be determined by the absolute error value of the pyrheliometer used, increased by a security factor. In general, the threshold value of direct normal radiation will be set at 50 W•h / m2. In addition, days with accumulated direct normal radiation of less than 2 kWh/(m2 • day) will be eliminated, as these will be considered non-operation of the plant.

The Collectors that can be put into automatic mode from the control system will be considered in service. In this way, the number of Collectors in service will be identified by the control system. There will be a variable in the control system to record the number of Collectors in service.

The modified direct radiation represents the effective incident radiation on the Collectors. Therefore, the availability will be evaluated in accordance with the energy captured. The modified direct radiation will be determined by multiplying the direct normal radiation by the cosine of the angle of incidence of the sun’s rays. The cosine factor will be determined by the Theoretical Model.

Following the methodology indicated above, the availability of the Field of Collectors will be calculated by means of the following expression:

Where:

h: hours with direct normal radiation above the pre-established threshold.

ColSer: Number of Collectors in service for each hour.

ColTot: Total number of Collectors in the Solar Field. In this case 360.

DNIMod: Modified direct radiation for each hour.

DNITotMod: Sum of the modified direct radiation in hours with values of direct normal radiation above the pre-established threshold.

(b) The availability of the Power Block will be calculated in accordance with the following methodology:

The calculated exclusively-solar theoretical electrical energy will be determined with the number of collectors in tracking, both total and partial. Note that the value of the collectors in tracking will be determined using hourly values registered in the control system. This theoretical energy will represent the production of the plant considering the inaccessibility of the Power Block and the Field of Parabolic Cylinder Collectors, ETheoretical_BOP+CS.

The calculated, exclusively-solar theoretical electrical energy will be determined using the number of Collectors in service for each hour. This theoretical energy will represent the production of the plant considering that the Power Block has an availability of 100% and taking into account the inaccessibility of the Field of Parabolic Cylinder Collectors, ETheoretical_BOP+CS.

Using the above two energy variables, the availability of the Power Block will be calculated using the following expression:

Once the Energy Production Guarantee Period has ended, the Operator guarantees the following availabilities:

An annual availability of the Power Block of ninety-five (95) per cent.

(1)From expiry of the Energy Production Guarantee Period, the verification of the real availability of the Power Block will be carried out immediately after the 31st of December (for the period between the end of this Energy Production Guarantee and that date), and, subsequently, each year on the 31st of December. If the availability obtained annually does not reach the guaranteed availability, the Operator will pay a penalty of one (1) per cent of the proportional part for a year of the Price of the Contract for each one (1) per cent of the guaranteed value, with a limit of ten (10) per cent of the proportional part for a year of the Price of the Contract. If the availability obtained annually is higher than the guaranteed availability, provided the annual net production of the facilities exceeds the envisaged net nominal production, the Client will pay a bonus of one per cent (1%) of the Price of the Contract for each one (1) per cent above the guaranteed value.

(2) For the Field of Parabolic Cylinder Collectors, the Operator guarantees an availability of ninety-nine per cent (99%).

From expiry of the Energy Production Guarantee Period, the verification of the real availability of the Field of Parabolic Cylinder Collectors will be carried out immediately after the 31st of December (for the period between the end of the Energy Production Guarantee and that date), and, subsequently, each year on the 31st of December. If the availability obtained annually does not reach the guaranteed availability, the Operator will pay a penalty of one (1) per cent of the proportional part for a year of the Price of the Contract for each one (1) per cent of the guaranteed value, with a limit of ten (10) per cent of the proportional part for a year of the Price of the Contract. If the availability obtained annually is higher than the guaranteed availability, provided the annual net production of the facilities exceeds the envisaged net nominal production, the Client will pay a bonus of one per cent (1%) of the proportional part for a year of the Price of the Contract for each one (1) per cent above the guaranteed value.

The parties expressly agree that the application of penalties payable by virtue of sub-sections 1) and 2), when both are combined, shall never exceed ten (10) per cent of the Contract.

Part D. Other Operator’s Obligations

1. Warranty

The Operator warrants that it carries out the Services with due care and diligence and it will maintain the Facility in proper conditions during effectiveness of the Agreement, considering its normal aging.

2. Rules and Regulations

The Operator and all the staff that is directly or indirectly at its service will strictly comply all statutes, ordinances, laws, regulations, rules, usages and provisions of all authority with jurisdiction, as well as other laws and rules (both international or national) which result applicable to the operation and maintenance of the Facility and are effective during the effectiveness period of this Agreement.

The Operator and all the staff that is directly or indirectly at its service will strictly comply with natural gas and water consumptions that respect, in quantities and qualities, all applicable law, regulations and relevant permits, licenses and authorizations. In case the Client receives a fine due to a potential use of gas above the legal limits, such fine shall be paid by the Operator. In addition, the Operator shall reimburse the Client any amounts billed in accordance with this Agreement as a direct result of the production of electricity generated with gas above the legal limits. For the avoidance of doubt, any reimbursements to the relevant authority, of the revenues generated by the sales of electricity above the legal limit of gas consumption shall be the responsibility of the Client.

In case that a fine for using gas above the limits is imposed, Operator shall prepare a report detailing the reasons why too much gas was used and a plan to prevent that from happening again

3. Excluded Benefits

The Operator will neither be responsible for failures, breakdowns or stoppages that the Facility may suffer nor responsible of damages or prejudices that may derive from them pursuant to the following matters:

–	Negligence or improper usage of one or more elements of the Facility made by the Client unless such is caused by instruction or recommendation of the Operator.

–	Repairs carried out by the Client without the Operator’s approval.

–	Force Majeure Event or Chance or Act of Nature pursuant to Part H titled Force Majeure or Chance or Act of Nature.

–	Non-compliance of the Client of laws, regulations, ordinances which apply to the activity or the proper Facility.

Stoppage hours of any equipment of the Facility that are derived from these matters will not be chargeable to the availability calculation.

In addition, and without prejudice to the provisions of Clause 1 part B, in case that an unforeseen (as of the date of execution of this Agreement) future event materially changes the scope of services or the works which are required for the proper operation and maintenance of the Facility, and such services or works are not included in the scope of this Agreement, the Operator will inform the Client in writing at least fifteen (15) Business Days in advance of the need to carry them out, including a quotation for these services or work. If the Client does not accept the quotation presented by the Operator, no obligation will accrue to the Operator. Prior to acceptance of the quotation, the Client will seek the approval of the Financing Entities, and the Technical Advisor if required by the Financing Agreements

If the Client does not reach an agreement with the Operator and does not make on its own or by third parties to perform the work or repair required by the appropriate operation of the Facility, it will not be able to demand any responsibility to the Operator due to damages or lower profits that may occur.

4. Reports to governmental agencies

The Operator shall provide the Client with all the necessary information needed in order to submit all the required reports by the governmental agencies so the Facility fulfils the necessary requirements.

Part E. Duration

The Agreement becomes effective from the day of the signature (the “Effective Date”) and continues to be valid for a period of twenty (20) years (the “Term”) after the Practical Completion. It could be extended by mutual agreement by the Parties

During the period until the Practical Completion, the Operator and its employers will be at the Facility watching and receiving information from the EPC Contractor, and supporting the EPC Contractor with respect to its operation and maintenance and they will be present during the start-up activities and tests.

At least nine (9) months prior to the date on which the actual attainment of the Practical Completion is expected to occur, the Client shall inform the Operator of the date, which will never be lower than six (6) months before the Practical Completion, on which the Operator has the right to storage the Initial Basic Spares in the Facility.

At least four (4) months prior to the date on which the actual attainment of the Practical Completion is expected to occur, the Client shall inform the Operator’s operation personnel of the date, which will never be lower than two (2) months before the Practical Completion, on which the said personnel must appear in the Facility.

Prior to the Practical Completion, the Operator and its employees may be under the supervision and technical control of the EPC Contractor.

From the Practical Completion, the price agreed in the Part F shall become effective and applicable.

Part F. Price and Form of Payment

In consideration of the Services performed by the Operator pursuant to this Agreement, Client shall pay in accordance with this Part F.

In accordance to the Services prior to Practical Completion, described in Clause 4 of the part B, and the purchase of the Initial Basic Spares, the Operator, one month after the signature of the Agreement is done and at the request of the Operator, will invoice the Client the Advanced Payment. This Advanced Payment stays permanent and equal to 1,0000,000 €.

In this Part F the term “Net Energy” means the gross electric energy generated by the facility less self consumptions at the on-line functioning mode. The measurement equipment/s used will be located at the Mesa de la Copa substation.

Upon the Practical Completion:

1)	Up to the seventy five percent (75%) of the Annual Referenced Net Production of the Facility (91,002 MWh when up to 12% of gas utilization is permitted), that is 68,251 MWh/year, the Agreement Price stays permanent and equal to 3,500,000 € (“Floor Price”), which includes, inter alia, the annual expenses of Spare Parts and the rest of expenses of the operation and maintenance services necessary for the Facility.

Since a higher production of the Facility necessarily involves a higher number of operating hours and, as a consequence, more maintenance, the Agreement Price keeps with the same evolution.

2)	Between 75% and 100% (both inclusive) of the Annual Referenced Net Production of the Facility, which is between 68,251 MWh and 91,002 MWh, the Agreement Price (P) follows the following formula (“First Layer Price”):

Where:

•	P0 = Floor Price.

•	EP = Net Energy annually generated.

•	E75 =Net Energy corresponding to 75% of the Annual Referenced Net Production of the Facility (i.e. 68,251 MWh).

•	C1 = Agreement Price per MWh generated above the 75% of the Annual Referenced Net Production of the Facility (39.56 €/MWh).

3)	Between more than 100% and 120% inclusive of the Annual Referenced Net Production of the Facility, that is between 91,002 MWh and 109,202 MWh, the Agreement Price (P) follows the following formula (“Second Layer Price”):

Where:

•	P100 = Agreement Price for an annual production of 100% of Annual Referenced Net Production of the Facility (I.e. 4,400,000 €).

•	EP = Net Energy annually generated.

•	E100 = Net Energy corresponding to 100% of the Annual Referenced Net Production of the Facility (i.e. 91,002 MWh).

•	C2 = Agreement Price per MWh generated above the 100% of the Annual Referenced Net Production of the Facility (90 €/MWh).

Over 120% of the Annual Referenced Net Production of the Facility shall be deemed to be 120%.

In the case that the Facility is able to use up to 15% of gas, two previous factors shall be modified:

(i)	The Annual Referenced Net Production of the Facility, raising it up to 94,066 MWh.

(ii)	The C1 to 38.271 €/MWh.

On these quantities it will be applicable the effective value added tax at the accrued date.

Agreement Price has been calculated based on the understanding that the operation of the Facility commences year 2011 and the values calculated in this Agreement correspond to that year. If the compounded average CPI between the signature of this Agreement and the Effective Date is above 3%, the Agreement Price will be corrected upwards in respect of the excess inflation for the portion over 3% for each year, with a cap of 1% of yearly excess.

From year 2013, the Agreement Price will be revised (upwards or downwards) per due years, on the 31st day of December of each year which becomes effective from the immediately following 1st January of next year, depending on the variation of CPI experimented in the immediately preceding year according to the publication by the National Statistics Institute or the institution that temporary substitutes it. If the official CPI was not known at the date of the first invoice after January 1st, the first invoice will consider an Agreement Price adjusted with the most recent annual official CPI available. Any necessary adjustment will be done in the first invoice after the final official annual CPI is known.

Operator will invoice to Client the amount for the Services and the Client will pay to Operator through a bank within 180 days of correct invoice being received, through a line of reverse factoring that allows to Operator to anticipate payment at their financial cost (PPB 180) if there is an agreement with financial institutions. (PPB180 without interests unless the payment is delayed more than 180 days). If Reverse Factoring (PPB180) is not available, the Client will pay within fifteen (15) Business Days, starting from the reception of the invoice. Invoices will be sent by certified mail and with return receipt requested by Operator to the Client within the first ten (10) Business Days of each month.

The amount to be invoiced every month by the Operator will be the result of dividing the First Layer Price, when EP is equal to the Annual Referenced Net Production, by twelve (12) parts based on the Net production expected for the year.

At year end, an adjustment will be calculated based on the actual Net Energy produced and invoiced in the immediately following invoice, which will include the adjustment of the First Layer Price, and, if applicable, the adjustment of the Second Layer Price.

The Parties agree that, from the date of signature of the Infrastructure Lease Connection Agreement between the Client and Evacuación Valdecaballeros S.L., the Agreement Price will be reduced by an amount equivalent to what is paid by the Client to Evacuación Valdecaballeros S.L., under the Infrastructure Lease Connection Agreement in respect of the operation and maintenance tasks associated with the connection infrastructure between the boundary point of the plant and the Valdecaballeros substation.

The reduction of the Agreement Price, as stated in the paragraph above, will be effective from the date of signature of the Infrastructure Lease Connection Agreement.

As far as the price stated at the Infrastructure Lease Connection Agreement is payable on a monthly basis, an equivalent amount to what is paid by the Client to the Evacuación Valdecaballeros S.L. will be reduced from the monthly invoices issued from the Operator to the Client.

The parties will reconciliate those amounts due to V.A.T. tax that would be legally applicable.

The following are not included in the Agreement:

•	Insurances: property damages and machinery breakdowns, loss of benefits or loss of profits and civil liability. The Operator will be named as co-insured in the property damage and machinery breakdown policy. The loss payee shall be the Client for all cases including the loss of benefits or loss of profits. It is agreed that the coverage, deductible amount and loss payee will be established by the insurance advisor designated in the Financing Agreement. Subject to the foregoing sentence, the deductible must be around 150,000 Euros.

•	Offline parasitics invoices.

•	Invoices relating to liquefied natural gas.

•	Invoices relating to N2.

•	Fees accrued for independent third party audit and administration functions.

•	Fees, taxes, public rates and other duties that tax the Facility.

•	Waste spill rate, management, collection and consumption of water (if necessary).

•	Waste costs (dangerous, inert, solid urban, etc.).

•	Emissions of greenhouse effect gases.

•	Service fee for real time measurement of electricity dispatch.

Part G. Client Duties

The Client will be responsible for obtaining in its name all applicable permits, authorizations and licenses necessary for completion of its duties under this Agreement.

The Client will be responsible for executing, with the entities that own the Service Infrastructures, the contracts that, in such case, allow him to use those Service Infrastructures, as well as to comply with his obligations as shareholder/partner of those entities.

The Client must pay the total price of Services provided by the Operator pursuant to the terms and conditions in this Agreement.

The Client will provide the Facility with a closed circuit television and video to permit the Operator to carry out the following for the Facility:

1)	Control of gate.

2)	Security control.

3)	Plant safety operation monitoring.

4)	Machine monitoring.

5)	Surveillance.

6)	Industrial protection service.

For the avoidance of doubt, the contract with the external 24/7 security service company will be within the scope of the Client.

For the realization of the Services, the Client has provided at no charge to the Operator the following installations, that the Operator has been informed of and accepted:

–	A closed premise inside the Facility with appropriate humidity and temperature control for the storage of Spare Parts and special tools. This premise must comply with all the regulation related to occupational risk prevention and safety against fires, and it must have all the necessary elements for the spare parts storage (shelves, ladders, etc.).

–	Furniture and necessary equipment in the control room, including the monitoring system of the Facility in order to be used by the Operator in its operation functions.

–	An area close to the Facility location, in order to allow the Operator personnel the parking of necessary vehicles.

–	Toilets and changing rooms equipped with enough capacity for all the Operator personnel, including hot domestic water Facility.

–	Building equipped with the necessary elements to install a workshop of electrical and mechanical repairs and instrumentation. This building must comply with all requirements related to occupational risk prevention and safety against fires.

–	Waste accumulation area (toxic, dangerous, inert, etc.) totally delimited complying with provisions of the applicable regulations.

–	Chemical storage area perfectly delimited complying with provisions of the applicable regulations.

Within thirty (30) days starting from the Practical Completion, the EPC Contractor will give the Client the documentation of the equipment tests, as well as the test results obtained once carried out the Acceptance Tests. The Client is committed to forward to the Operator said documentation as soon as its delivery has been made by the EPC Contractor.

The Client will provide appropriate cleaning equipment for parabolic cylinder collectors in order to make possible the realization of this task with the number of people as low as possible. The Client will provide all this material on the basis of commitments entered by the EPC Contractor in the EPC Contract.

The Client will provide the Operator for Client’s account and for Operator’s use with the following, provided that the payment administration shall be Operator’s responsibility.

a)	Electrical energy.

b)	Natural Gas.

c)	Water: drinking and cycle replacement water.

d)	N2.

e)	Telephone, internet and fax.

The Client must maintain and make effective, in those terms established for each case, the technical warranties provided in its favour by third parties.

If a specialized personnel, who is different from the operation staff of the Operator, to perform their maintenance services at the Site suffers delays due to reasons attributable to the Client. From the date the Operator informs the Client to be causing that delay, the Client shall pay to the Operator the waiting time of said personnel from that date, according to the contractual rates effective at that moment for this type of labour services and all the other expenses received by the Operator due to such delay. In case of travelling for the realization of these maintenance works which cannot be carried out on the foreseen time, due to a reason attributable to the Client, the Client shall pay the travelling and accommodation expenses incurred by the Operator, as well as any other justified expense directly related to the non-compliance of the Client.

The Client will be responsible for having the Facility in compliance with all required authorizations, licenses and permits to be obtainable in its name and enforceable by the effective regulations and complying with their possible requirements. The Client will have the obligation of adapting said authorization to possible regulatory changes as soon as possible, in order to keep to a minimum the prejudice to the Facility.

Every modification of the ordinances, laws, regulations, rules or provisions applicable to the Service will be communicated by the Operator to the Client as soon as possible, but in any case within fifteen (15) Business Days after it has come to know, as well as its technical and economic impact. In this case and whenever the provisions of the Agreement is affected by them, Operator and Client, prior authorization of the Financial Institutions, will change by mutual agreement the price and conditions of the Agreement, incorporating the necessary modifications in operation and maintenance manual and Yearly Maintenance Plan.

Therefore, the Operator will not be responsible for the negative or lack of adaptation to the applicable legislation chargeable to the Client. Then, if modifications of the Facility and contractual conditions between Operator and Client are not carried out, it will be considered that the obligations of the Operator have been successfully complied by the realization of works object of this Agreement. In case the Client subcontracts any implication required by the modification of the ordinances, laws, regulations, rules or provisions applicable to the Service to a third party, any cost or damages caused by the third party shall not be chargeable to the Operator. In case those damages are caused to the Spares or any other property of the Operator, the Client will reimburse the Operator for all reasonable expenses.

Part H. Common Terms

1. License and Permits

The Parties will be responsible for the compliance with all proceedings which should be observed each of them as required as a consequence of any governmental administrative control exerted on the Facility activity. The Operator and the Client will provide each other the collaboration and help necessary for these purposes.

The Parties will comply with all applicable rules of safety and hygiene and environmental rules and with those defined by the Operator for the particular case of the Facility.

All modifications to this Agreement will be made in writing by duly authorized representatives of the Parties.

2. Loss of profits

Neither Party shall be liable for indirect or consequential damages including loss of profits except those arising out of fraud or gross negligence.

3. Assignment and Outsourcing

Operator will not be able to assign wholly or in part (without prejudice of its capacity for outsourcing pursuant to terms and conditions authorized in this Agreement), its contractual rights and obligations in this Agreement without prior written agreement of the Client and Financial Institutions.

Operator will not be able to outsource the entire services of this Agreement or the operation of the Facility pursuant to the terms of this Agreement.

The Operator will be able to partially outsource to those persons, institutions or companies considered as appropriate for the proper realization of works and services indicated within this Agreement in the following cases:

i)	It will be able to outsource without any authorization the maintenance of those supplies listed below which have available a proposal of regular maintenance from the supplier itself:

•	Turbine, generator and gear.

•	Steam generator.

•	Cooling System.

•	Pumps.

•	UPS (Uninterrupted Power System).

•	LV and HV electric installations.

ii)	For those equipments where the non-intervention of the supplier results in losses of warranties, outsourcing is approved to the extent the maintenance shall be effectively maintained by said supplier.

iii)	The Operator will be able to outsource without any authorization those non-operating and non-technical services.

Otherwise, outsourcing must have the prior and expressed consent of the Client and Financial Institutions by the Technical Advisor, which will not oppose to, except in case of reasonable cause supported by the Subcontractor’s lack of enough technical or economic capacity.

In any subcontracted services entered into by the Operator, Operator shall check and make sure that Subcontractor comply with the regulations applied in their similar projects in the past especially in industrial safety and occupational risk prevention matters, and will obtain from manufacturers and Subcontractors those warranties provided by them and it will assign said warranties to the Client in case of this Agreement being terminated.

In any event the outsourcing:

(a)	Will not exempt the Operator from any obligation or responsibility derived from this Agreement.

(b)	Will not oblige the Client to pay any amount additional to the remuneration established in this Agreement.

(c)	Will not generate any contractual relationship between Subcontractor and Client.

4. Applicable Law and Arbitration

The Language of this Agreement shall be English.

This Agreement, both for its application and its interpretation, shall be governed by Spanish laws.

If a dispute arises from or in connection with this Agreement, (i) at first instance, the Parties must try to solve it by Agreement within three (3) weeks and (ii) for the purpose of (i), a Party may at any time declare by giving a written notice to the other Party that such three (3) weeks commences. During this three weeks period either Party may offer the other Party to resolve the matter by mediation led by a third party mediator appointed by a neutral private authority. If the Parties agree, the matter may be settled through the mediation. The mediation does not prevent from any disputing Party from submitting the matter to arbitration unless the Parties have agreed that the matter is finally resolved. If the dispute is not finally settled by the end of the three (3) weeks, the matter shall be resolved by arbitration as provided for here below.

The Parties expressly agree that all disputes, discrepancies or claims arising out of this Agreement shall be finally settled by arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three impartial arbitrators appointed in accordance with the Rules. The place of arbitration shall be Madrid, Spain. The language of the arbitration shall be English.

The submission of conflicts between Parties to arbitration does not entitle any Party to suspend the compliance of its obligations derived from this Agreement.

5. Notices

All formal notices required pursuant to this Agreement will be carried out in written and addressed to the Parties as follows:

a)	If to the Client:

Solaben Electricidad Dos, S.A.

Avenida de la Buhaira, nº 2

41018 Seville (Spain)

Telephone: 954.93.71.11

Telefax: 954.93.70.08

For the attention of: Mr. Eduard Solar Babot

b)	If to the Operator:

Abengoa Solar España, S.A.

Avenida de la Buhaira, nº 2

41018 Seville (Spain)

Telephone: 954.93.71.11

Telefax: 954.45.26.59

For the attention of: Mr. Pedro José Robles Sánchez

6. Access to the Facility

Client authorizes to Operator, its members, personnel, institutions or companies contracted by Operator in order to perform works and services established herein, the access and handling of the Facility, but only and exclusively for the performance of the obligations of this Agreement.

The Client will notify Operator about the list of persons who will enter regularly into the Facility. The Client shall cause these personnel to abide by the rules and applicable laws and internal safety rules established by Operator and approved by Client (together the “Site Rules”).

For the accesses of people not listed in the aforementioned list, or accesses of people not belonging to Client, Client shall notify the arrival 24 hours in advance.

The Operator shall not be liable for any loss of or damage to Client’s property or personal injury or death if such is caused by those personnel being in breach of the Site Rules.

7. Force Majeure or Chance or Act of Nature

No error or omission by either of the Parties in the execution or observance of the terms and conditions of this Agreement shall give rise to any claim by the other Party or shall be deemed to be a breach of the Agreement if such error or omission is the result of the Force Majeure Event or Chance or Act of Nature.

If the Services or other contractual obligation is delayed or suspended as a result of any Force Majeure Event or Chance or Act of Nature, the time allowed to comply with such obligation shall be extended for as long as the circumstances of force majeure causing such delay or suspension continue.

Client and the Operator shall take the measures necessary to mitigate the effects of Force Majeure Event or Chance or Act of Nature.

In case of occurrence of Force Majeure Event or Chance or Act of Nature, the Operator will not be responsible for loss of or damage to Spares or damages to the Facility provided that the Operator shall have performed its Services with due care and diligence pursuant to the provisions of the Agreement. Where Client desires, Client and Operator, for account of the Client, will collaborate resumption of the Facility to the status prior to the occurrence of the Force Majeure Event or Chance or Act of Nature. If the Operator incurs additional expenses to safeguard the Facility or Spare Parts of the Facility during or after the Force Majeure Event or Chance or Act of Nature, the Client will reimburse the Operator for all reasonable expenses.

The Client is not obliged to pay any Agreement Price to the Operator if the affected Party is the Operator and as a result the Operator (i) does not perform its obligations or (ii) fails to provide Services required under this Agreement.

Part I. Termination Events

1.	Event of Default and Termination

The following are justified termination events (“Event of Default”) in addition to those applicable laws:

(i)	The substantial and repeated failures that amounts to a substantial failure in the proper performance of relevant obligations assumed by the Operator.

(ii)	In the event that the annual availability of the Power Block is lower than the eighty five (85) percent, due to a reason attributable only and exclusively to the act or omission of the Operator in the opinion of the Technical Advisor.

(iii)	In the event that the annual availability of the Parabolic Cylinder Collector Filed is lower than the ninety (90) percent, due to a reason attributable only and exclusively to the act or omission of the Operator in the opinion of the Technical Advisor.

(iv)	In the event that the amount of penalties imposed to Operator exceeds the limit of the ten (10) percent of the Agreement Price.

(v)	An unjustifiable delay of more than two (2) months in payment by Client of any amount due when it matures pursuant to this Agreement. In case of invoices disputed amounts, the Client has to identify the disputed ones and pay the other.

(vi)	In the event of the Force Majeure Event or Chance or Act of Nature occur and it lasts for a continuous period six (6) months or more.

Upon the occurrence of any Event of Default except by reason of (vi), or at any time thereafter while such Event of Default subsists, the non-defaulting Party may require the defaulting Party, by written notice, to cure such Event of Default within thirty (30) Business Days after the notification date. If such Event of Default is not cured in that period by the defaulting party , the non-defaulting Party may terminate this Agreement thirty (30) Business Days after giving an intention to terminate written notice to the defaulting Party.

In the aforementioned events except by reason of (vi), the non-breaching Party will be entitled to demand the strict compliance of the Agreement or, at its choice, to terminate the Agreement with interests and compensation for damages. The rights of the non-breaching party under this clause shall be without prejudice to any claim that the non-breaching party may have against the breaching party for damages.

If the Agreement is terminated by reason of (vi), the Client shall pay to the Operator the amounts for the Services performed up to the date of commence of Force Majoure Event plus those safeguard costs according to Part H Clause 8 of this Agreement, less those already paid to the Operator.

If the Operator terminates this Agreement by reason of (v), the Client shall pay the amounts for the Services performed up to the date of the termination less those already paid to the Operator. For clarification, in respect of the Floor Price, it shall be settled on a pro-rata basis.

In witness whereof, parties sign in two (2) counterparts this Agreement in the place and the date stated above.

By Client.	By Abengoa Solar España S.A.

Mr. Eduard Soler Babot	Mr. Pedro José Robles Sánchez

Appendix I: Basic Maintenance Program

to

Operation and Maintenance Agreement

Between

Abengoa Solar España, S.A.

and

Solaben Electricidad Dos, S.A.

Table of contents

0. Object	33
1. Introduction	33
1.1. Preventive Maintenance	33
1.2. Corrective Maintenance	34
2. Collector Field Maintenance	35
2.1. Mirror Maintenance	35
2.2. Control System Maintenance	35
2.3. Maintenance of the Drive Systems	36
2.4. Structure Maintenance	36
2.5. Maintenance of Absorbent Tubes	36
2.6. Auxiliary Elements Maintenance	36
3 Oil System Maintenance (HTF)	37
3.1 General	37
3.2 Maintenance of the Steam Generator	37
3.3 Maintenance of the Auxiliary Boiler	37
3.4 Maintenance of the Rest of Systems	37
3.5 Thermal Oil Maintenance	37
4. Maintenance of Infrastructures	38
4.1 Maintenance of Ways	38
4.2 Maintenance of Facilities	38
5. Maintenance of the Steam Turbine and Generator	39
5.1 General	39
5.2 Inspection	39
5.3 Partial Revision	40
5.4 Full revision	40
5.5 Full revision with Steam Turbine Disassembling	41
6. Maintenance of the Substation and Power Center	42
6.1. Transformers	42
6.2 Electrical Protections and Switchgear	42
6.3 Control boxes and panels	42
6.4 Electrical circuits	43
6.5 General Maintenance for Internal Electrical Installations	43
6.6 General Maintenance for external electrical installations	44
6.7 Ground Connection Installations	45
7. Maintenance of the High Voltage Electrical Line	46
7.1 Conductors	46
7.2 Ground cables	46
7.3 Fittings	46
7.4 Insulators	46
7.5 Supports and foundation	46
7.6 Connections of ground supports and fittings	47
7.7 Security Distances	47

0. Object

The object of this document is giving an overview of the maintenance program of the main components of the Solar Thermal Power Plant of parabolic trough technology Solaben 2.

1. Introduction

The overall operation and maintenance strategy of the installation must be the maximization of profits, through an increase of production and useful life of all the elements composing the plant, as well as its appropriate operation. For that purpose it is necessary an appropriate operation and maintenance plan which guarantee a right equipment operation.

The availability of a solar plant may reach very high values through an appropriate O&M plan, which includes the long term maintenance agreement with Siemens, since planned stoppages, equipments replacement, cleaning of collectors and other necessary actions may be carried out in moments with no radiation (at night) or non-operating days (cloudy). The availability of the plant only shall be reduced due to unforeseen stoppages (breakdowns...) or due to any other badly preserved element (broken mirror, tube with vacuum loss...).

Those operations involving a reduction of the electric production, which may be foreseen, should be planned during out of service hours of the plant, in such a way that this does not provoke reductions of its availability and has no economic impact.

In case of breakdowns, their repair shall be carried out when the economic impact is lower, if it cannot be delayed without a production stoppage, the actions will be carried out when the plant is not operating. If a (total or partial) stoppage is necessary in the production, actions shall be carried out as faster as possible.

The Solar Plant Solaben 2 is composed by 360 parabolic troughs, 12,960 vacuum tubes, 120,960 mirror facets, 360 hydraulic drive systems... For an appropriate control of this huge quantity of elements will be necessary the implementation of a custom software that provides to the O&M operators the facility to develop reports, the operation monitoring, the planning of the equipment replacement and registry of revisions on a data base permitting a technical-economic optimization of the O&M operations to be performed in order to maximize production.

There are two actuation steps in order to include all necessary operations during the useful life of the Plant to guarantee the operation, increase the production and extend its duration:

♉	Preventive Maintenance
♉	Corrective Maintenance

1.1. Preventive Maintenance

Operations of visual inspection, check of actions, field adequacy and others, which applied to installation must permit to keep under acceptable limits the operating conditions, benefits, protection and durability of the Plant.

In order to make easier and carry out these operations it is foreseen the implementation of custom software which permits the registry of incidents, planning of replacements, operation monitoring.

In order to register the condition of the solar field may be necessary the use of PDA’s with direct communication with the main O&M software permitting the visual inspection operators to inform about the state of the field at the moment of the inspection.

All checks that may involve a reduction of the energetic gain should be planned during non-operating hours (at night or non-operating days).

1.2. Corrective Maintenance

That maintenance covers all necessary replacement operations to make sure that the system works properly during its useful life, even the necessary analysis of works and replacements for the installation proper operation.

The corrective maintenance operations which may be planned, as well as the equipments replacement will be planned to be performed when the loss of energetic generation is lower (when there is no operation).

The maintenance will be carried out by technical qualified staff in charge of the operator.

2. Solar Field Maintenance

Due to the number of collectors (360) located at the plant, it will be followed an exhaustive maintenance program which will entail regular revisions. Each collector will have a maintenance data sheet, where the actions to be performed will be noted down by the maintenance staff in order to detect possible abnormalities existing in all its components, to correct, if possible, these abnormalities or to replace the badly preserved equipment. For this purpose it will be available an appropriate warehouse of spare parts. The goal of the maintenance program is to keep the solar field availability at 99%.

2.1. Mirror Maintenance

The most important operation of the mirror maintenance will be their cleaning, since the dirt placed on the means a loss of the mirror reflectivity and, as a consequence, a reduction of the generated thermal and electric energy.

The cleaning will be performed with osmotized water, without additives or detergents, in order to avoid remains of salts located on mirrors. The periodicity of these cleaning operations will vary depending on the season, being more frequent on summer (production is higher and the weather is drier and windier) and more sporadic in winter, due to a higher amount of rains and a lower production rate during said season. This periodicity will be enough to make the average reflectivity of the field mirrors reach a value more than 92% during all seasons.

In case of mirror breakage, a warehouse with enough spare parts will be available in order to replace them without delays due to the supply. Around 480 replacements/year are foreseen.

Both cleaning and replacement operations will be carried out during non-operating hours of the Plant.

In order to check the annual reflectivity of the solar field, the Client will prepare a reflectivity sampling protocol stating the periodicity of the data collection as well as the amount and location of the samples to be measured. Besides, reflectivity checks will be carried out before and after the cleaning process in order to analyze its yield.

2.2. Control System Maintenance

With respect to the control system maintenance, this will consist of visual inspections and operating inspections where the operation of the limit switches, encoders, contactors, PLC battery, speed variators and all the collector field instrumentation (control valves, thermocouples...).

In any case recommendations and instructions established by the equipment manufacturer will be followed.

The necessary information systems will be available, in such a way that the DCS be able to save the data which permit a proper supervision of the solar field condition, with the aim of enabling the calculation of its availability in terms herein described. Among the entry values to the DCS must be the following ones:

–	Radiation received in the location. There are measurements collected by the set of meteorological stations distributed throughout the solar plant.

–	Parabolic Troughs Status. The DCS will receive the necessary information to supervise the collectors operation, mainly the information related to the Sun tracking and variables affecting the calculation of production.

2.3. Maintenance of the Drive Systems

The maintenance of the drive systems will basically consist of carrying out visual inspections looking for lubricating grease loss, replacing it, if necessary, and the tune-up or replacement of those systems that do not work properly. In order to guarantee the security of operation, semi-annually all systems will be greased and all their oil levels checked. In any case recommendations and instructions established by the equipment manufacturer will be followed.

2.4. Structure Maintenance

The maintenance of the collector structure will be mainly carried out by visual inspection, looking for marks, corrosions, condition of the protective paint, absence of water deposits, the control system and the measures obtained, etc. which allow the Operator to identify losses in the Solar Field. The Operator will adjust the structures and mirrors to correct loosen so to maintain the original concentration factor.

2.5. Maintenance of Heat Collector Elements

The maintenance of heat collector elements includes a visual inspection in order to detect a possible vacuum loss, the reflex protection treatment of mirrors, the replacement of badly preserved (broken or without vacuum) tubes and their cleaning to keep high the transmissivity values in tubes.

Replacement of tubes involves a great amount of labour services, since it is necessary a loop emptying in order to prevent oil losses. Therefore these replacements must be preferably planned for non-production hours. Nevertheless, if the replacement of the tube is necessary because of an important leak, the repair must be addressed as soon as possible in order to avoid oil losses and also soil contamination

The amount of spare parts in the warehouse will be enough to replace them without delays due to the supply. Around 130 replacements/year are foreseen.

2.6. Auxiliary Elements Maintenance

Apart from the aforementioned elements on field there is another type of equipments that must be kept in good working condition. Among them we can enumerate the insulation of the pipe system, the relief valves, loop isolation valves, cables and other elements of the solar field.

3. Oil System Maintenance (HTF)

3.1 General

The oil system consists of all the elements comprising the system of pipes, vessels, HTF auxiliary heater, etc.

The oil system will be submitted to regular (weekly and monthly) inspections and annual maintenances following the particular manufacturer recommendations of each equipment, as well as the recommendations of the system designer.

In all cases when damages or abnormalities are detected, the repair or replacement of all affected elements shall be carried out, following the same procedures and tests as during the initial assembly.

All predictable replacement or repair operations will be planned and carried out when the plant is not operating.

3.2 Maintenance of the Steam Generator

The steam generator will be submitted to visual inspection and cleaning and benefit inspections pursuant to the recommendations of this equipment’s manufacturer, in such a way that the performance values stay guaranteed. Maintenance will include the equipment thermal insulation.

3.3 Maintenance of the HTF Auxiliary Heater

The auxiliary heater will be submitted to operations of visual inspection and cleaning and benefit inspections pursuant to the recommendations of this equipment’s manufacturer, in such a way that its performance and foreseen durability stay guaranteed. Maintenance will include the equipment thermal insulation.

The boiler maintenance, as well as the rest of equipments, will be carried out during non-operation hours of the plant. Besides, in order to plan the actions, it shall be taken into account that the HTF heater must maintain the oil temperature at all times higher than a certain value so it may work during non-insolation hours.

3.4 Maintenance of the Rest of Systems

All equipments of the HTF system must follow an appropriate O&M plan which guarantees their proper operation and durability. All the necessary actions will be indicated by the manufacturer of each equipment.

These operations must include visual inspection, search of corrosions, paint condition, as well as regular cleaning revisions and functionality and benefit tests.

The rest of systems include expansion vessels, overflow, oil regeneration, N2 system, oil recirculation pumps, valves, instrumentation and all auxiliary elements of the system.

3.5 Thermal Oil Maintenance

The thermal oil must follow a thorough inspection in order to maintain its thermal properties. For that purpose the plant includes an oil regeneration system designed to this effect. The O&M program must include the necessary inspection actions to guarantee the proper operation of this system, as well as a regular analysis of oil properties and the fluid replacement necessary for an appropriate plant operation. The operations to be carried out to the oil must be those specified by the fluid supplier.

4. Maintenance of Infrastructures

The maintenance of the Solaben 2 plant must also include the adequacy of infrastructures of the plant.

4.1 Maintenance of Ways

The access ways to the plant and ways within the site area shall be properly repaired for an appropriate installation operation. Actions must include operation of weed elimination (using herbicides) to reduce the fire risk. On the other hand, it will be necessary as closely as practicable to reduce the transitory dust in ways without surfacing. For them it will be necessary the use of acrylic copolymer type products which compress the ground environmentally friendly and with competitive price.

4.2 Maintenance of Facilities

Solaben 2 Plant has a surface higher to 100 Ha. The maintenance of the plant also includes an adequacy of all infrastructures for a proper operation and assuring the durability of facilities, such as parking, buildings, water connections, gas pipelines, lighting, fences…

5. Maintenance of the Steam Turbine and Generator

5.1 General

Modern surveillance procedures of equipments are detailed below, as well as regular inspections and partial and full special revisions based on the long term maintenance agreement with Siemens, with the aim of reaching the highest availability and power with the same investment.

The maintenance keeps the standard conditions of components, while full revision takes those components back to these standard conditions.

Some of these actions are susceptible to planning, especially those stoppages with several days of duration, therefore to minimize the economic expense of them and to keep in high values the availability of the plant they will be planned during winter periods with low production or lack of production.

Components are submitted to wears and breakages by physical and/or chemical reactions, these wears and breakages may occur due to normal wears, aging, breakages due to corrosions or unexpected breakages.

Assuming that there are no abnormal parameters during the turbine operation and during controls, which will be carried out regularly following operation instructions, the following inspections and revisions will be performed:

•	An inspection after one year operation and between each partial and full revision.

•	A partial revision [after earlier of the maximum operating hours of 25,000 or 700 start-ups].

•	A full revision [after earlier of the maximum operating hours of 50,000 or 1,400 start-ups].

•	A full revision [after earlier of the maximum operating hours of 100,000 or 2,800 start-ups].

Regardless of the equivalent amount of operation hours, inspections and revisions may be carried out before reaching the maximum time foreseen for them (3 years for partial revision and 6 for full revision), as necessary, in order to guarantee the operating reliability in such a way that may be detected and repaired factors that do not depend on the operation time of the turbine like corrosion due to stoppages, alignment changes due to foundation deposition, etc.

5.2 Inspection (during 2-3 days)

Inspection, after one year operation, of:

•	The operation of all components with respect to

–	Follow-up

–	Security

–	Protection

will be checked and, if necessary, adjusted.

•	It shall be carried out the verifying/inspection actions described in the operation instructions.

•	During the turbine operation will be carried out the following checks:

–	Measurement of the steam consumption.

–	Determination of the internal performance.

–	Comparison of pressures with previous values, features at the different load points.

–	Comparison of housing temperature.

–	Vibration measurement.

–	Pressures and temperatures of the bearing oil.

–	Leaks of oil, steam and cooling water.

•	Checks during the stoppage and cooling of the turbine:

–	Stoppage time operating from normal speed to turning gear speed and from said speed to stoppage.

–	Real consumption in turning gear conditions.

–	Noises in axis and glands.

All values must be compared to the reference ones (initial measurement).

5.3 Partial Revision (during 3-5 days)

During partial revision ([after the earlier of the maximum operating hours of 25,000 or 700 start-ups[) the tasks to be carried out will be the following ones:

In turbine:

•	Check of bearings including: check of external diameters (bearing and gland plays, rotor axial displacement).

•	Expiry date check.

•	Disassembly of the device of emergency disconnection, of control and non-return valves, check of valve seats and surface guides, besides closure springs.

•	Check of the coupling and alignment between the turbine and the conductive machine.

•	Check of control and protection equipments, with special attention to those components susceptible to contamination and wear.

•	Boroscope test (if possible).

•	Check of the turbine exhaust section through the manhole (if possible).

•	Check of the seal steam and drainage system.

In generator:

•	Clean and check the air Cooling System.

•	Check the driver dynamo.

•	Check the seal ring of bearing oil.

•	Check stator and rotor of the generator (electric checks).

5.4 Full revision (approximate duration of 10 days)

During the full revision ([after the earlier of the maximum operating hours of 50,000 or 1,400 start-ups]) the tasks to be carried out will be the following ones:

•	Check of all components after their disassembly, specially joints and sliding surfaces, looking for damages, wears, dirt, scales, possible deformations, etc.

•	Check of valves, nozzles and blades looking for:

–	Damages provoked by foreign bodies.

–	Wears.

–	Friction marks.

–	Erosion (especially in the last rows of blades).

–	Scales and deposits.

•	Detection of cracks in:

–	Steam filter.

–	Valves.

–	Housings.

–	Rotor and guide blades.

–	Bearings.

–	Couplings.

–	Internal steam lines.

•	Check of the rotor trim.

•	Check of alignment and internal plays.

•	Check of glands and oil retaining neck looking for frictions and deformations.

•	Check of threaded bolts looking for cracks and permanent expansions comparing them to the original lengths.

•	Check of oil pumps, coolers of oil, filters and all hydraulic components looking for wears, slots, strains, replacing all diaphragms, seals, parts susceptible to wears, etc.

•	Check of stress and torque on external pipes.

In generator:

•	Clean and check the air Cooling System.

•	Check the driver dynamo.

•	Check the seal ring of bearing oil.

•	Check stator and rotor of the generator (electric checks).

5.5 Full revision with Steam Turbine disassembling

Full revision [after the earlier of the maximum operating hours of 100,000 or 2,800 start-ups], paying special attention to components with hot steam. This revision will consist of:

–	Check of breakage, ultrasounds and hardness.

–	Wall thickness measurement.

–	Sampling of grain structure in areas strongly submitted to efforts.

–	Mathematical calculation of the useful life based on real operation data and wall thickness measurements.

The calculation of useful life may have any of the following results:

–	The continuous operation without changes.

–	Reduction of time slots between checks.

–	More careful operation, reducing pressure and/or temperature and less load changes.

–	Replacement or rebuild of individual components.

6. Maintenance of the Substation and Power Center

It will be visually checked the regulatory conditions and security and preservation condition of all elements composing the Substation and necessary maintenance operations will be carried out for its appropriate operation.

In order to carry out measurements, it will be necessary those appropriate means pursuant to what is described in the pertinent section.

6.1. Transformers.

•	In general they must be in good preservation condition, without oxidations or corrosions in the oil drum and tank, deformations in cooling blades.

•	It will be checked that during its normal operation there is no abnormal vibrations or noises, excess temperatures, relevant leaks of coolant and oil level under the minimum at 20ºC, or very higher.

•	If the transformer has wheels, it will be checked that they are blocked in order to avoid its movement. The anchor must be fixed to the support or rail by threaded or welded parts, or wheels must be turned.

•	Preservation status of main and secondary insulators, without having cracks, breakages or excess dirt. The correct fixation to the flap will be checked.

•	The plate will be properly fixed to the transformer drum and, if possible, visible from the cell outside since all its technical data must be readable.

•	The external insulation of power cables, control and signalization must not show aging, relevant tears, damages or provoke mechanic strains in insulators and other elements.

•	Oil analysis will be carried out by authorized laboratories and its cleaning and replacement will be performed as necessary.

6.2 Electrical Protections and Switchgear

The following checks will be carried out:

•	Switches and circuit breakers.- Preservation status, position indicator <<ON>> and <<OFF>>, oil level and anchor.

•	Isolators.- Preservation status, insulators, blades, control, interlocks and anchor, as well as their characteristics and installation.

•	Fuses and relays.- Preservation status, anchors, characteristics and installation.

•	Protection against surges (auto-valve lightning arresters), if applicable, verify their characteristics, preservation condition, installation and grounding.

•	In case that they may be visible from the cell outside, it will be checked the characteristics of measurement and protection transformers and, in particular, the general preservation and cleaning status, the insulation and conduit condition of cables, ground connected to metallic housings and secondary circuits and the existence of a device permitting the replacement or verification of transformers for energy measurement (with invoicing).

6.3 Control boxes and panels

It will be visually checked the regulatory conditions of those boxes used by the control of high voltage installations, with those exceptions established by the pertinent instruction.

•	Identification of all devices of the box, both in the front and rear side, (removable) elements, as well as (terminal) strips, connectors, wires and cables.

•	Internal wiring by flexible insulated cables or printed circuits. Cables will have appropriate metallic terminals.

•	Appropriate connectors with regulatory characteristics.

•	Appropriate mechanic stiffness of structure and box and panel boards. Absence of deformations, oxidations, corrosions and vibrations. The entrance of animals damaging for the installation and possible direct contacts with parts submitted to voltage.

•	Rear corridors will have a minimum width of 0.8 meters.

•	Both the front and rear side of control boxes and panels will be duly illuminated.

6.4 Electrical circuits

The check of bus bars and electrical conduits will be carried out inspecting visually the following points:

•	Separation between circuits and electrical conduits with high and low voltage, checking that there is the necessary insulation in order to prevent dangerous voltages.

•	Status of the electrical conductors and their connections, they must not have deformations, corrosions, elements with damages, lack of fixation, defective connections or heating signs. Also the appropriate identification of circuits and conductors will be verified.

•	Conduits will have to be made and located in such a way that they do not represent mechanic efforts which may damage the rest of the installation. So the fixation of conductors, trays and supports will be checked and there must not be deformations, corrosions or lack of stability.

•	It will be verified that conductors or conduits are not located on or covered by nonself- extinguishing fuel materials.

•	Manholes, trenches and galleries must be clean and without humidity. It will be verified the placement of covers and closures in order to prevent possible accidents in corridors or transitory areas.

•	In conduits with isolated conductors it will be checked that insulating wraps don’t have tears, breakages, degradation or defects limiting their security and not admitting excess curvatures, lack of fixation or that they be directly lying on the ground.

•	Auxiliary cables of measurement, control, etc., will be kept separated from high voltage cables by partitions in the inside of ground metallic conduits or tubes.

•	For conduits with bare conductors, on supporting insulators, it will be checked that the diameter of the copper stems is not lower than 0.8 cm, or equivalent for other type of profiles and material.

•	In case of stiff conductors covered with insulating material, it will be checked the security distances against contacts, being considered as bare conductors.

•	Insulators and terminations will be properly fixed, without cracks or broken elements and they must be clean and without humidity.

•	The passage of conduits and conductors through 4 elements of the construction will be checked. It must maintain the established security and isolation conditions.

•	At last it will be checked the minimum distance between Phase-Ground and between air Phases, which will be of 27 cm.

6.5 General Maintenance for Internal Electrical Installations

The regulatory conditions of the internal installations will be checked carrying out the following checks:

•	General status of the premise or building which must be clean and without humidity.

•	Gateways.- Characteristics, accessibility, closure, anchor, corrosions, non-protected holes, impermissible deformations, etc.

•	Passages and accesses.- They must be free of obstacles, non-sliding flooring, condition and characteristics of scales, trapdoors and other access elements to premises and buildings.

Width and height free of corridors, check of distances to energized elements, absence of obstacles, etc.

•	Absence inside the premises of conduits not involved in the Service, such as water, heating system, steam,...Check of the type of sewage, if applicable, in order to prevent water leaks inside the premise. If there is sewage the transformer cells or devices using oils or other flammable dielectric substance with a capacity superior to 50 liters, then separation partitions will be placed between them. It will be verified their existence, characteristics and condition.

•	It will be verified the existence, characteristics and condition of protection screens on cells containing switches with flammable dielectric oil, locally switchable.

•	Check of existing, natural or forced ventilation.- Operation and internal temperature without exceeding the 40%. Besides the characteristics of spaces for ventilation and vents will be checked.- Protection against contacts, water leaks and animals, etc.

Installation of insulators for the passage of air lines to the inside of the plant.- Fixation, characteristics, breakages, dirt, water leaks, etc., as well as the passage of conduits through building walls inside premises.

•	Signalization.- Signs of existence of high voltage installations in gateways, cells and other points where, due to the installation characteristics or its equipment, are required.

It will be checked the existence of these signs, fixation, readability and its correspondence to the homologated types. Installation diagram, at least unifilar and general service instructions.- Fixation, readability. They must be updated and contain all necessary data to carry out maneuvers with total security.

•	Fire protection system.- Characteristics, condition of functionality and preservation, of fire extinguishers and fixed extinguishing systems. In this case, there must be a detailed plan of the system and its operation instructions.

•	Existence and characteristics of oil collector devices.

•	Illumination and emergency lighting.- Existence, operation, effectiveness, etc.

•	Material storage inside the plant.- Absence of foreign stored materials, walkway obstruction, contact risk, etc.

•	First aid instructions and elements.- Plaque with first aid instructions located in a visible place and easily readable. If applicable, condition of the first aid material (emergency kit, trolley, fire blankets) and instructions of use. Elements and devices for maneuver.- It will be checked their existence and preservation condition. They must not have dirt, breakages or defects which reduce the security of people and things and they must meet with homologated types. If different installations belong to the same user and they are located inside a same premises or factory, these elements may be located for all Centers in an appropriate facility and properly identified. Besides there must be a sign with the location of said premise in each center.

•	Check of regulatory distances to elements submitted to voltage in maneuvering and inspection corridors, as well as prescriptions of protection zones against accidental contacts.

•	If there are prefabricated metallic units or insulators, their regulatory conditions as well as the switchgear, dirt absence, humidity, etc., insulation defects, breakages, cracks and corrosions, etc.

Interlocks, contacts, connections, etc. will be checked, as well as the ground connection and switchgear characteristic plate.

6.6 General Maintenance for external electrical installations

Visual checks listed below will be carried out:

•	Cleaning of plots of land where installations are located, related to scrublands, dust emanation (cobble bed or similar), etc.

•	Condition of fence. There must not be spaces permitting the access, corrosions, droppings, stability, height, proximity to energized elements, etc.

•	Likewise the condition of gateways will be checked. They must remain padlocked or similar.

•	Metallic elements and structures will not have corrosions, relevant oxidations or damages putting at risk its stability and security.

•	It will be checked the existence of protections against the direct impact of lightings and surges provoked by them, as well as the preservation condition of the elements, stability, fixation, ground connection, etc.

•	If there are power centers inside the high voltage parks, the installation conditions of low voltage conduits coming out from said centers will be verified.

•	Check of regulatory distances to low voltage elements in service corridors and protection areas against accidental contacts inside and outside the installation premises.

•	With respect to the fire protection systems, it will be checked their existence and preservation condition, as well as location, proper identification, etc.

If there are transformer collecting oil trenches, it will be checked their realization, firewall and sealing, etc.

•	If applicable, it will be checked the installation and effectiveness of installation lighting and emergency lighting.

•	Elements and devices for maneuvers must be in perfect preservation condition and meet homologated types. Broken, cracked, dirty... elements will not be admitted. Placement of these elements must be perfectly identified. The material must be designed for utilization voltages of the installation and its characteristics shall be the appropriate ones.

•	Facilities to carry out first aids will be properly located in well visible places and readable.

If applicable, elements to carry out first aid operations must be in perfect use condition and their location must be identified.

•	In installations there must be an updated unifilar diagram and the utilization and maneuver guidelines.

Its readability and location in a visible place will be checked.

6.7 Ground Connection Installations

The following checks and inspections will be visually carried out:

•	Space between protection and service ground installations.

Impossibility of simultaneous contact between circuits or their parts, of protection and service ground installations. Condition of the ground installation. Appropriate cable fixation, absence of corrosions, deformations, lack of section (broken wires), damaged joint parts and connections, wrong lay-outs, lack of mechanical protection, defect in conductor isolations (in case of having an insulating cover), etc.

Ground points. Existence and installation, proper characteristics and preservation condition.

It will be checked that there is no interleaved switches or fuses in ground lines, except from the ground point to measure the grounding, regardless of the installation. It will be checked the ground interconnection of all metallic masses of the center which are not regularly energized, except from defect cases.

•	It will be checked the service ground connection of transformer neutrals which need it, directly or by impedances, the alternator neutral and other devices or equipments which need it, low voltage circuits of measurement transformers, limiters, unloaders, auto-valve and lightning arresters to eliminate surges or atmospheric impacts and ground bypass elements of ground isolators.

7. Maintenance of the High Voltage Electrical Line

The inspection and maintenance of the High Voltage electrical line will be carried out by the visual check of all its accessible elements and parts and the maintenance operations necessary for its proper operation will be performed.

For the measurement of ground connection resistance of supports and the continuity of protection conductors, it will be necessary a tellurometer. Said resistance of ground connection diffusion must not exceed 20 ohms.

7.1 Conductors

The following points will be checked:

•	General condition of conductors and joint and connection parts. They must not have signs of oxidations, important deformations or breakages.

•	In conduits with isolated conductors, check of the external wrap condition, cable installation and fixation and lack of curvatures or dangerous deformations, joints and connections.

•	Check as closely as practicable that connection do not support the voltage exerted by conductors.

7.2 Ground cables

The following points will be checked:

•	Joints and connections by appropriate parts.

•	Check of the general condition: oxidations, important deformations, breakages, etc.

•	Connection of ground cable to each metallic support.

•	Joint of line fittings to the ground connection cable.

7.3 Fittings

The following checks will be carried out:

•	General condition with respect to deformations, breakages and corrosions. They must not have damages which put people or properties at risk.

•	The correct fixation will be checked.

•	It will be checked that there is no relevant slides in the conductor clamps.

7.4 Insulators The following points will be checked regularly:

•	Absence of corrosions, breakages, deformations, etc., in the metallic and insulating parts.

•	Proper fixation of insulators and chains.

•	Check of the upstanding of insulators and chains.

7.5 Supports and foundation

Check of the following points:

•	Check of the upstanding of supports, without admitting collapses that may put at risk the stability of the line.

•	Preservation Status. Deformations, corrosions, lack of material, etc.

•	Check of the existence of all screws or rivets, check of the non-existence of undone elements.

•	Check of crossheads, with the same criteria aforementioned.

•	Check of guys or neutrals.- Absence of corrosions or deformations, separation of active conductors, fixation, isolation, protection, etc.

•	Verification of supports numbering through all its length.

•	Check of risk indicators.- Placement, readability, etc.

•	Inspection of each support foundation.- Preservation, absence of cracks, spaces, ground anchor, stability, etc.

7.6 Connections of ground supports and fittings

The following points will be visually checked:

•	Connection of ground supports, fittings and guys.- Joint pats, oxidations, relevant corrosions, torques, condition of the PE bus bar, etc.

•	Mechanic protection of the conductor.

•	Ground connection of housings and metallic parts of switches, isolators and other switching devices.

7.7 Security Distances

Distances of conductors to the ground, supports and between conductors will be checked:

•	Distance of conductors to the ground or unseaworthy water surface lower than 6 m.

•	Distance of conductors between them and between these and supports, not lower than regulatory values.

•	In crosspoints with lines, roads of minimum security distances.